INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 33-56354, 33-70632, 33- 72752, 33-83956, 33-94756, 333-06733, 333-06939 and
333-25635 of HFS Incorporated (the "Company") on Form S-8 and Registration Statements No. 333-11031 and 333-17453 of the Company on Form S-3 of our report dated March 31, 1997 (May 27, 1997 as to note 2a, April 30, 1997 as to Note 2b) related to the consolidated financial position of HFS Incorporated and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
July 15, 1997